Exhibit 23.3

Consent of independent accountants

We consent to the use in this Amendment No. 2 to the Registration Statement on Form S-1 of our report dated July 20, 2010 relating to the financial statements of Chesapeake Funds Fees (a carve out of management fees and incentive fees earned by Chesapeake Capital Corporation in relation to services provided to Chesapeake Select L.L.C. and Chesapeake Preferred II L.L.C.) as of and for the years ended December 31, 2009, 2008, and 2007, appearing in the Prospectus, which is part of this Amendment No. 2 to the Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ ARTHUR F. BELL, JR. & ASSOCIATES, L.L.C.

Hunt Valley, MD

November 16, 2010